Exhibit 10.25



March 30, 1998

Bill Jones
Interlink Computer Sciences
Fremont, CA 94538

Dear Bill,

I am very pleased to offer you the position of Vice President of Marketing reporting to me. In this new role, you will have full management responsibility for the Companys marketing organization. You will also become an executive officer of the Company and a member of my management team. Your appointment to this position also requires a significant adjustment to your current compensation and option position in the Company.

Effective April 1, 1998, your new annual salary will be $196,000.00. This consists of a base salary of $140,000.00 and an on-target bonus potential of $56,000.00 (40% of your base salary) . Human resources will explain the details of the executive bonus program later.

In addition, your will receive 57,000 stock options subject to formal approval by the Companys Board of Directors at the next Board meeting. These options will be divided into two separate grants. The first grant, which consists of 40,000 options, will be granted according to the terms and conditions of the Companys regular stock option grant guidelines. The second grant of 17,000 options will be performance based. Again, human resources will explain the details of this option grant later.

Bill, I know you have worked long and hard and I am delighted that this opportunity has been made available to you. Thank you for your hard work thus far and I look forward to a long and successful career together.



Congratulations,



A. J. Berkeley
President & CEO

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